Exhibit 3.9

(Translation)

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ARTICLES OF INCORPORATION

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Revised on January 1, 2000

HUYCK JAPAN LIMITED

HUYCK JAPAN LIMITED

ARTICLES OF INCORPORATION

Chapter I

General Provisions

Article 1	The name of the Company shall be HUYCK JAPAN KABUSHIKI KAISHA, and in English, HUYCK JAPAN LIMITED.

Article 2	The purpose of the Company shall be to engage in the following business:

(1) Manufacture and sale of forming fabric, press felt, dryer fabric and dewatering equipment for application to paper-making machines and other similar machinery;

(2) Export and import of the above-mentioned forming fabric, press felt, dryer fabric and dewatering equipment;

(3) Any and all business incidental or related to the items mentioned above.

Article 3	The head office of the Company shall be located in Chuo-ku, Tokyo.

Article 4	Public notices of the Company shall be published in the Official Gazette.

Chapter II Shares

Article 5	1. The total number of shares authorized to be issued by the Company shall be eight million (8,000,000) shares, all of which shall be par value shares.

2. The shareholders of the Company shall have a preemptive right to new shares.

Article 6	The par value of each share issued by the Company shall be five hundred yen (¥500).

Article 7	All shares issued by the Company shall be in the nominative form, and the share certificates shall be in five (5) denominations of one (1) share, ten (10) shares, one hundred (100) shares, one thousand (1,000) shares and ten thousand (10,000) shares; provided however, that whenever necessary, share certificates of other denominations may be issued by resolution of the Board of Directors.

Article 8	1. A shareholder, a registered pledgee or a statutory agent therefor shall notify the Company of his or her residence, name and seal impression in the form prescribed by the Company.

2. If any of the persons mentioned in paragraph 1 above is resident in a foreign country, that person shall fix his or her temporary residence or standing agent within Japan and notify the Company thereof.

3. If any change has occurred to the matters of which the Company has been notified as specified in paragraphs 1 and 2 above, the Company shall likewise be notified of such a change.

Article 9	A request for the registration of a change in the designated ownership of shares due to the transfer thereof shall be made by submitting to the Company an application in the form prescribed by the Company, accompanied by the share certificates.

Article 10	A request for registration of a pledge, the designation as property in trust and cancellation thereof, with respect to a share or shares shall be made by submitting to the Company an application in the form prescribed by the Company, accompanied by the share certificate or certificates.

Article 11	1. A request for issuance of a new share certificate to replace a damaged or stained share certificate or due to the splitting or consolidation of stock shall be made by submitting to the Company an application in the form prescribed by the Company, accompanied by the share certificate.

2. A request for issuance of a new share certificate due to the damage or stain to a share certificate which is so extreme that it is difficult to recognize its authenticity or due to the loss of a share certificate shall be made by submitting to the Company an application in the form prescribed by the Company, accompanied by the original copy or a certified copy of the judgment of nullification.

Article 12	1. The Company shall suspend alteration of entries in the register of shareholders during a period commencing on the day immediately after the end of each accounting year and ending on the date of conclusion of the ordinary general meeting of shareholders to be held immediately thereafter.

2. In addition to the preceding paragraph, when it is necessary to determine those entitled to exercise their rights as shareholders or pledgees, by resolution of the Board of Directors, the Company may suspend alteration of entries in the register of shareholders for a period not exceeding three (3) months or fix a record date (by record date is meant the day on which the shareholders or pledgees whose names appear in the register of shareholders may be regarded as shareholders or pledgees entitled to exercise their rights as such) within three (3) months of the date on which they are entitled to exercise their rights as shareholders or pledgees. In such case, public notice to that effect shall be given at least two (2) weeks prior to the above period or record date.

Chapter III

General Meeting of Shareholders

Article 13	1. The ordinary general meeting of shareholders of the Company shall be held within three (3) months after the end of each fiscal accounting year of the Company, and an extraordinary general meeting of shareholders may be held whenever necessary.

2. Unless otherwise provided by law, a general meeting of shareholders shall be called by the Representative Director in accordance with the resolution of the Board of Directors.

Article 14	The Representative Director shall act as chairman of general meetings of shareholders. If the Representative Director is unable to act, one of the other Directors shall act as chairman in accordance with the order prescribed in advance by resolution of the Board of Directors.

Article 15	Unless otherwise provided by law or these Articles of Incorporation, all resolutions of general meetings of shareholders shall be adopted by a majority vote of the shareholders present at the meeting at which shareholders representing a majority of the total outstanding shares are present.

Article 16	A shareholder may exercise his vote through a proxy. In such case, the proxy must file with the Company a document evidencing his authority for each general meeting of shareholders.

Chapter IV

Directors, Statutory Auditors and Board of Directors

Article 17	There shall be not less than three (3) Directors and not less than three (3) Statutory Auditors of the Company.

Article 18	1. A resolution for the election of a Director or a Statutory Auditor shall be adopted by a majority vote of the shareholders present at the general meeting of shareholders at which shareholders representing a majority of the total outstanding shares are present.

2. Cumulative voting shall not be used for the election of Directors of the Company.

Article 19	The term of office of Directors and Statutory Auditors shall expire at the conclusion of the ordinary general meeting of shareholders for the fiscal accounting year ending within two (2) years and three (3) years, respectively, after their assumption of office. Provided, however, that the term of office of a Director elected to replace a Director resigning before his term of office is completed or due to an increase in the number of Directors shall be for the remaining term of office of the other incumbent Directors, respectively, and the term of office of a Statutory Auditor elected to replace a Statutory Auditor resigning before his term is completed shall be for the remaining term of office of the predecessor.

Article 20	The Director who shall represent the Company shall be appointed by the resolution of the Board of Directors.

Article 21	Meetings of the Board of Directors shall be convened by dispatching notice for the convening of the meeting to each Director and Statutory Auditor at least seven (7) days prior to the date set for the meeting; provided, however, that in the event that the meeting must be convened urgently, the above period may be shortened.

Article 22	Resolutions of the Board of Directors shall be adopted by a majority vote of the Directors present, who shall constitute a majority of all Directors.

Chapter V

Accounts

Article 23	The business year of the Company shall be the one (1) term commencing on the 1st day of January and ending on the 31st day of December of each year, and accounts shall be settled as of the last day of the term.

Article 24	Profits resulting from the settlement of accounts for each term shall be disposed of with the approval of the general meeting of shareholders.

Article 25	1. By resolution of the Board of Directors, dividends shall be paid to the shareholders or registered pledgees whose names appear in the register of shareholders as of the last day of each fiscal accounting year.

2. By resolution of the Board of Directors, the Company may pay interim dividends to the shareholders or registered pledgees whose names appear in the register of shareholders at the end of June 30 of each year.

3. No interest shall be paid on unpaid dividends and interim dividends.

Article 26	In the event that dividends remain unclaimed for three (3) years from the date they are offered, the Company shall be relieved of the obligation to make payment thereof.